EXHIBIT 99.1

For Additional Information:

Investor Relations Group:
Dian Griesel/John Nesbett
212/825-3210

CytRx Corporation:
Carolyn French
Director of Communications
310/826-5648
cfrench@cytrx.com

CytRx Receives Nasdaq Notice Related to Late Filing of Its Form 10-K

Los Angeles, CA — April 23, 2004 — CytRx Corporation (NASDAQ:CYTRE) today announced that on April 19, 2004, it received a Nasdaq Staff Determination letter indicating that the company’s common stock is subject to delisting from The Nasdaq Small Cap Market as a result of the company’s failure to file its Annual Report on Form 10-K for the year ended December 31, 2003, as required by Nasdaq Marketplace Rule 4310(c)(14).

The company’s common stock will be delisted at the opening of business on April 28, 2004 unless, by no later than April 26, 2004, CytRx requests a hearing on the matter before a Nasdaq Listing Qualifications Panel. The company will submit a request for a hearing prior to that deadline, and the company’s common stock will continue to remain listed on the Nasdaq Small Cap Market pending that hearing.

As previously reported, CytRx has been delayed in the filing of its Form 10-K as a result of its changing its independent auditors and certain pending accounting issues. The company is working diligently with BDO Seidman, its new independent auditors, to complete the audit of its 2003 financial statements and to file its Form 10-K as expeditiously as possible. There can be no assurance that the company will become current in its reporting obligations or that the Listing Qualifications Panel will agree with the company’s request to continue the listing of CytRx’s common stock on The Nasdaq Small Cap Market.

The Nasdaq staff also informed the company that, as a result of its filing delinquency, CytRx’s trading symbol will carry the additional letter “E” and will be CYTRE.

For questions, please feel free to contact Dian Griesel or John Nesbett at The Investor Relations Group, Inc. at (212) 825-3210.

About CytRx Corporation

CytRx Corporation is a biopharmaceutical research and development company, based in Los Angeles with a subsidiary in Worcester, Massachusetts. The company is engaged in the development of products, primarily in the area of ribonucleic acid interference (RNAi), for the human health care market, in a variety of therapeutic categories. The company has a broad-based strategic alliance with the University of Massachusetts Medical School to develop novel compounds for obesity, type 2 diabetes, CMV and ALS using RNAi technology. CytRx also licensed from UMMS the rights to a DNA-based HIV vaccine technology. The company also has a research program with Massachusetts General Hospital, Harvard University’s teaching hospital, to use RNAi technology to develop a drug for the prevention, treatment or cure of ALS. The company has licensed its TranzFect delivery technology for DNA-based vaccines for certain diseases. For more information, visit CytRx’s website at www.cytrx.com.

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the statements above regarding the outcome of the Nasdaq Listing Qualifications Panel hearing, CytRx’s ability to complete the audit of its 2003 financial statements and to become current on its reporting obligations in a timely fashion, and CytRx’s ability to qualify to trade on the Over-the-Counter Bulletin Board if its shares are delisted from Nasdaq. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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